EXHIBIT 10(f)23

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

SAVANNAH ELECTRIC AND POWER COMPANY

Effective as of March 1, 2006 the following are the annual base salaries of the Chief Executive Officer and certain other executive officers of Savannah Electric and Power Company (the “Company”).

W. Craig Barrs President and Chief Executive Officer W. Miles Greer Vice President	$192,487 $217,420
Kirby R. Willis Vice President, Chief Financial Officer and Treasurer	$200,971

Anthony R. James, Executive Vice President of The Southern Company, served as President and Chief Executive Officer of the Company until December 12, 2005. Mr. James's base salary for the year ended December 31, 2005 was $276,322.